NEWS RELEASE

April 3, 2003	Contact: Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE	(301) 429-2642
Washington, DC

RADIO ONE, INC. COMMENTS ON

2003 FIRST QUARTER GUIDANCE

Washington, DC:– Radio One, Inc. (“Radio One” or the “Company”) (NASDAQ: ROIAK and ROIA) today reported that 2003 first quarter net broadcast revenue will increase at least 8% and station operating income (formerly known as broadcast cash flow) will increase at least 10% over the prior year’s first quarter net broadcast revenue and station operating income, respectively. The Company reaffirmed its 2003 first quarter ATCF and EPS guidance provided in its 2002 fourth quarter earnings press release dated February 11, 2003.

While the Company realized net broadcast revenue growth of 16% in January, 2003 and 10% in February, 2003, the current war environment has caused a higher level of cancellations and a lower level of new bookings starting in late-February and accelerating into March. Additionally, the major east coast snow storm in February had a negative impact on several of the Company’s markets, including Richmond, Washington, Baltimore, Philadelphia and Boston. For March, the Company expects net broadcast revenue to increase in the low single-digit range. On March 31, 2003 the Company made an approximately $13.1 million principal payment on its bank term loan using available cash balances. The Company expects to release its 2003 first quarter earnings during the first half of May, 2003.

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2002 net revenue) and the largest primarily targeting African-American and urban listeners. The Company owns and/or operates 66 radio stations located in 22 urban markets in the United States and reaches approximately 12.5 million listeners every week. The Company also programs five channels on the XM Satellite Radio Inc. system.

Notes:

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

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